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                                                                    Exhibit d(6)

                    SCUDDER REAL ESTATE SECURITIES PORTFOLIO

                         FORM OF SUB-ADVISORY AGREEMENT

        This Agreement made as of ______ day of _____ , between DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Investment Manager") and RREEF AMERICA L.L.C., a Delaware limited liability company (the "Sub-Advisor").

                              W I T N E S S E T H:

        WHEREAS, the Investment Manager has entered into an Investment Management Agreement dated as of July 30, 2002 (the "Investment Management Agreement") with Deutsche Asset Management VIT Funds (the "Trust"), a Massachusetts business trust, pursuant to which the Manager will act as manager to the Portfolio;

        WHEREAS, the Investment Management Agreement contemplates that the Investment Manager may appoint a sub-advisor to perform certain services relating to the management of the investment operations of the Portfolio, and the Sub-Advisor is willing to render such investment advisory services to the Portfolio; and

        WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940.

        NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

        1. The Investment Manager hereby appoints the Sub-Advisor to act as sub-advisor to the Portfolio for the period and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

        2. Subject to the general supervision of the Board of Trustees and the Investment Manager, the Sub-Advisor shall manage the investment operations of the Portfolio and the composition of the Portfolio's holdings of securities and other investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Portfolio's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

(a) The Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust and By-Laws of the Trust and the Registration Statement and with the instructions and directions of the Board of Trustees, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(b) the Sub-Advisor shall use the same skill and care in the management of the Portfolio's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

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(c)     the Sub-Advisor shall determine the securities or other investments to be purchased, sold or lent by the Portfolio and as agent for the Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, including a broker affiliated with the Sub-Advisor; in placing orders with brokers and/or dealers the Sub-Advisor intends to seek best price and execution for purchases and sales; the Sub-Advisor shall also determine whether or not the Portfolio shall enter into repurchase or reverse repurchase agreements;

(d) On occasions when the Sub-Advisor deems the purchase or sale of a security or other investment to be in the best interest of the Portfolio as well as other customers of the Sub-Advisor, the Sub-Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased on behalf of the Portfolio and such other customer of the Sub-Advisor in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio;

(e) the Sub-Advisor shall maintain a set of books and records with respect to the Portfolio's securities transactions as required by the Advisors Act and other applicable laws and regulations and shall render to the Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request; and

(f) the services of the Sub-Advisor to the Portfolio under this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others.

                Notwithstanding the foregoing, the Sub-Advisor is not authorized, and shall not be deemed to have assumed any duties under this Agreement, to make any business, operational or management decisions on behalf of the Portfolio other than with respect to the investment operations and composition of the Portfolio's holdings of securities and other investments as set forth herein.

                3. The Investment Manager has delivered copies of each of the following documents to the Sub-Advisor and will promptly notify and deliver to it all future amendments and supplements, if any:

(a) Declaration of Trust of the Trust (such Declaration of Trust, as presently in effect and as amended from time to time, are herein called the "Declaration of Trust");

(b) By-Laws of the Trust (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

(c) Certified resolutions of the Board of Trustees authorizing the appointment of the Investment Manager and approving the form of this Agreement

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(d)     The Portfolio's Notification of Registration on Form N-8A under the 1940
Act, its Registration Statement on Form N-1A under the Securities Act of 1933, as amended and the 1940 Act (File No. 333-00479), as filed with the Securities and Exchange Commission (the 'Commission') on _____ including all amendments thereto (together with the Registration Statement of the Portfolio, the 'Registration Statement').

                4. The Sub-Advisor shall keep the books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Sub-Advisor agrees that all records that it maintains for the Portfolio are the property of the Portfolio and it will promptly surrender any of such records to the Portfolio or to the Investment Manager upon request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Investment Manager with respect to the Portfolio by Rule 31a-2 of the Commission under the 1940 Act.

                5. During the term of this Agreement, the Sub-Advisor will pay all expenses, including personnel costs and overhead, incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased or sold for the Portfolio (including taxes and brokerage commissions, if any) and extraordinary expenses.

                6. The Investment Manager shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Investment Management Agreement and shall oversee and review the Sub-Advisor's performance of its duties under this Agreement.

                7. For the services provided and the expenses borne pursuant to this Agreement, the Investment Manager will pay to the Sub-Advisor, as full compensation therefor, a fee, calculated daily and payable monthly, at an annual rate of 0.45% on the first $100 million of the Portfolio's average daily net assets, 0.40% on the next $100 million of such net assets, and 0.35% on the next $200 million of such net assets.

                8. Subject to the provisions of this Agreement, the duties of the Sub-Advisor, and the fees to be paid to the Sub-Advisor by the Investment Manager under and pursuant to this Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Investment Manager, subject to the prior approval of the members of the Board of Trustees who are not "interested persons" (as defined in the 1940 Act).

                9. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Manager or the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                10. This Agreement shall continue in effect until the date two years after the date of its execution and shall continue in effect from year to year thereafter if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated in its entirety, at any time, without

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the payment of any penalty, (a) by the Investment Manager, or (b) by the
Portfolio, by vote of a majority of the Board of Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, in each case on not more than 60 days' written notice to the Sub-Advisor, or by the Sub-Advisor, at any time, without the payment of any penalty, on not more than 60 days' written notice to the Investment Manager and to the Portfolio. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act) or upon termination of the Investment Management Agreement.

                11. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees and the Investment Manager from time to time, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio.

                12. This Agreement may be amended by the mutual consent of the parties. Any such amendment shall also require the consent of the Portfolio, which must be approved (a) by vote of a majority of those Trustees of the Portfolio who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party (other than as Trustees of the Portfolio), cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Portfolio.

                13. Notices of any kind to be given hereunder shall be in writing and shall be duly given if mailed or delivered as follows: (a) to the Sub-Advisor at 875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611,
Attention: President, with a copy to the Investment Manager; (b) to the Investment Manager at 280 Park Avenue, New York, New York 10017, Attention:
President; (c) to the Portfolio at One South Street, Baltimore, Maryland 21202; or (d) at such other address or to such other individual as any of the foregoing shall designate by notice to the others.

                14. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

                15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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                IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the date set forth above.

                                          DEUTSCHE ASSET MANAGEMENT, INC.


                                          By:
                                             --------------------------------
                                          Name:
                                          Title:


                                          RREEF AMERICA L.L.C.


                                          By:
                                             --------------------------------
                                          Name:
                                          Title:


Acknowledged and Confirmed.
DEUTSCHE ASSET MANAGEMENT VIT FUNDS


By:
   --------------------------------
Name:
Title:

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